Exhibit 99.2

IRREVOCABLE PROXY AND AGREEMENT

[DATE]

All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Rights Agreement dated March 13, 2000 between CPI Corp, a Delaware corporation (the "Company") and Computershare Trust Company, N.A., as successor rights agent to Harris Trust and Savings Bank (as amended, the "Rights Agreement"), as amended on September 5, 2007 and December 21, 2007.

The undersigned stockholder of the Company, solely in its capacity as a stockholder of the Company, hereby irrevocably constitutes and appoints the Secretary of the Company the true and lawful proxy and attorney-in-fact of the undersigned stockholder with full power of substitution and re-substitution to vote at any and all meetings of the stockholders of the Company, whether annual or special, and at any adjournment or adjournments or postponements of any such meetings, and in any action by written consent of stockholders of the Company, the undersigned stockholder’s Pro Rata Shares (the “Shares”); except as specifically set forth below, this proxy shall in no event impact the ability of the undersigned stockholder to vote Common Shares of the Company or other capital stock of the Company which are not part of the undersigned stockholder’s Pro Rata Shares.  The Shares shall be voted by the Secretary of the Company in the same proportion as the votes of all stockholders of the Company, including the Knightspoint Group.

The proxy and power of attorney granted herein (i) shall be irrevocable, (ii) are granted in consideration of (a) the Company entering into an amendment to the Rights Agreement, (b) the resulting ability of the undersigned stockholder to become a member of the Knightspoint Group and (c) other good and valuable consideration, the adequacy of which is hereby acknowledged, and (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy.  This proxy shall revoke all prior proxies granted by the undersigned stockholder with respect to the capital stock of the Company.  The undersigned stockholder shall not grant any proxy to any person that conflicts with the proxy granted herein, and any attempt to do so shall be void.  The power of attorney granted herein is a durable power of attorney and shall survive the death, disability or incompetence of the undersigned stockholder.

In addition, the undersigned hereby agree that (a) during any period in which the Knightspoint Group fails to comply with clauses (ii), (iii), (iv) or (v) set forth in the definition of Exempt Person in the amendment to the Rights Agreement dated December 21, 2007, then the undersigned stockholder shall not be entitled to vote any shares of Common Shares Beneficially Owned by the undersigned stockholder in opposition to the recommendations of the Board of Directors of the Company, (b) the undersigned stockholder shall never acquire Common Shares if, as a result, the number of Common Shares directly or indirectly Beneficially Owned by all members of the Knightspoint Group in the aggregate would be equal to 40% or more of the Common Shares outstanding, (c) after ceasing to be a member of the Core Knightspoint Group (if the undersigned ever was or becomes a member of the Core Knightspoint Group), the undersigned shall not acquire shares of Common Stock if, as a result, the undersigned would become, directly or indirectly, the Beneficial Owner of more than the greater of (x) the percentage of the Common Shares outstanding that the undersigned Beneficially Owned immediately after it ceased to be a member of the Core Knightspoint Group and (y) 20% of the Common Shares outstanding, and (d) this paragraph may not be amended, in each case without the prior written approval of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned stockholder has caused this Irrevocable Proxy to be executed and granted as of the date first written above.

ACCEPTED AND AGREED:

CPI CORP.

By:
Name:
Title:

[STOCKHOLDER]